AMENDMENT TO THE
ETF SERIES SOLUTIONS
TRANSFER AGENT SERVICING AGREEMENT

    THIS AMENDMENT to the Transfer Agent Servicing Agreement, dated as of May 16, 2012, as amended (the "Agreement"), is entered into as of the last day on the signature block, by and between ETF SERIES SOLUTIONS, a Delaware statutory trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit W, to update fund and fee schedule; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of ETF Series Solutions:

Exhibit W of the Agreement o is hereby superseded and replaced in its entirety with Exhibit W attached hereto.

This amendment will become effective upon the commencement of operations of the LHA Market State Tactical Beta ETF. Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ETF SERIES SOLUTIONS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Michael D. Barolsky	By: /s/ Anita M. Zagrodnik

Name: Michael D. Barolsky	Name: Anita Zagrodnik
Title: Secretary	Title: Senior Vice President
Date: 9/2/2020	Date: 9/3/2020

Exhibit W to the ETF Series Solutions Transfer Agent Servicing Agreement -
Little Harbor Advisors, LLC

LHA Market State Alpha Seeker ETF
LHA Market State Tactical Beta ETF
Fund Accounting, Administration, Transfer Agent & Account Services Fee Schedule effective with the commencement of operations of the LHA Market State Tactical Beta ETF.1
Base Fee for Accounting, Administration, Transfer Agent & Account Services
The following reflects the greater of the basis point fee or annual minimum1 for funds where Little Harbor Advisors, LLC acts as Adviser to the fund in the ETF Series Solutions (ESS) ETF Trust.

Annual Minimum per Fund[2]		Basis Points on Trust AUM[2]
Funds 1-5	$[ ]	First $500m	[ ] bps
Funds 6-10	$[ ]	Next $500m	[ ] bps
Funds 11+	$[ ]	Next $2b	[ ] bps
		Balance	[ ] bps

1 Each fund, regardless of asset size, will have fees allocated to it equal to the per fund minimum. Should the complex level basis point fee calculation exceed the complex level minimum fee level calculation, the fees in excess of the minimum will be allocated to each fund based on the percent on AUM.

Once a Fund is operational, should this service agreement with U.S. Bank be terminated prior to the end of the initial two year period, Adviser will be responsible for the balance of the minimum fees for the remainder of the service agreement’s 12-month period beginning with the Fund’s launch or any anniversary of launch. To avoid doubt, if Adviser launched a Fund on March 1, 2021 and terminated the relationship on June 30, 2022, Adviser would owe U.S. Bank up to [ ]% of $[ ] ($[ ] admin/acct/ta + $[ ] Custody)

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

2 Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly

Advisor’s Signature below acknowledges approval of the schedules on this Exhibit W.

Little Harbor Advisors, LLC

By: /s/ John Hassett

Printed Name: John Hassett

Title: President            Date: 8/17/20

1 If the LHA Market State Tactical Beta ETF does not launch, the fee schedule dated January 2018 remains effective.

Exhibit W (continued) to the ETF Series Solutions Fund Accounting Servicing
Agreement
Accounting, Administration, Transfer Agent & Account Services
(in addition to the Base Fee)
Pricing Services
For daily pricing of each securities (estimated 252 pricing days annually)
•$[ ] - Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Mutual Funds, ETFs, Total Return Swaps
•$[ ] - Domestic Corporates, Domestic Convertibles, Domestic Governments, Domestic Agencies, Mortgage Backed, Municipal Bonds
•$[ ] - CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, High Yield
•$[ ] - Interest Rate Swaps, Foreign Currency Swaps
•$[ ] - Bank Loans
•$[ ] - Swaptions, Intraday money market funds pricing, up to 3 times per day
•$[ ] - Credit Default Swaps
•$[ ] per Month Manual Security Pricing (>25 per day)
NOTE: Prices are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees. All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.
Corporate Action Services
Fee for IDC data used to monitor corporate actions
•$[ ] per Foreign Equity Security per Month
•$[ ] per Domestic Equity Security per Month
•$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month
Trust Chief Compliance Officer Annual Fee
•$[ ] for the first fund
•$[ ] for each additional fund 2-5
•$[ ] for each fund over 5 funds
•$[ ] per sub-advisor per fund
•Per adviser relationship, and subject to change based upon board review and approval.
Third Party Administrative Data Charges (descriptive data for analytics, reporting and compliance)
•$[ ] per security per month for fund administrative
SEC Modernization Requirements
•Form N-PORT – $[ ] per year, per Fund
•Form N-CEN – $[ ] per year, per Fund
Section 15(c) Reporting
•$[ ] per fund per standard reporting package*
*Standard reporting packages for annual 15(c) meeting
-    Expense reporting package: [ ] peer comparison reports (adviser fee) and (net expense ratio w classes on one report) OR Full 15(c) report
-    Performance reporting package: Peer Comparison Report
•Additional 15c reporting is subject to additional charges
•Standard data source – Morningstar; additional charges will apply for other data services
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: SWIFT processing, customized reporting, third-party data provider costs (including GICS, MSCI, Lipper, etc.), postage, stationary, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, expenses related to and including travel to and from Board of Trustee meetings, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary), and travel related costs.
Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).
Fees are calculated pro rata and billed monthly
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